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                                                        EXHIBIT 11

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                                                FLEET FINANCIAL GROUP, INC.
                                  COMPUTATION OF EQUIVALENT SHARES AND PER SHARE EARNINGS
                                          ($ IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                For the Three Months ended March 31,
                                        ----------------------------------------------------------------------------------------
                                                         1998                                           1997
                                        -----------------------------------------     ------------------------------------------
                                             BASIC                DILUTED                    BASIC              DILUTED
                                        -------------------  --------------------       ------------------  --------------------
Equivalent shares:
Average shares outstanding                   283,889,064           283,889,064              280,835,256          280,835,256
Additional shares due to:
      Stock options                                  ---             3,622,582                      ---            2,634,636
      Warrants                                       ---             6,080,135                      ---            5,043,537
                                        -------------------  --------------------       ------------------  --------------------
Total equivalent shares                      283,889,064           293,591,781              280,835,256          288,513,429
                                        -------------------  --------------------       ------------------  --------------------

Earnings per share
Net income                                          $323                  $323                     $334                 $334
Less: Preferred stock dividends                      (12)                  (12)                     (17)                 (17)
                                        -------------------  --------------------       ------------------  --------------------
Adjusted net income                                 $311                  $311                     $317                 $317
                                        -------------------  --------------------       ------------------  --------------------

Total equivalent shares                      283,889,064           293,591,781              280,835,256          288,513,429
                                        -------------------  --------------------       ------------------  --------------------
 .
Earnings per share on net income                   $1.09                 $1.06                    $1.13                $1.10
                                        -------------------  --------------------       ------------------  --------------------
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